Sprott Funds Trust 485BPOS

Exhibit 99.(i)(2)

April 29, 2022

Sprott Funds Trust
200 Bay Street, Suite 2600
Toronto, Ontario, Canada M5J2J1

Re:	Sprott Funds Trust, File Nos. 333-227545 and 811-23382

Ladies and Gentlemen:

A legal opinion that we prepared was filed on March 18, 2022 with Post-Effective Amendment No. 14 to the Registration Statement for the Sprott Funds Trust (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 14 to the Registration Statement (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP